SUPPLEMENT DATED MARCH 2, 2005
TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 14, 2005
TO PROSPECTUS DATED APRIL 26, 2004


                                  $385,769,000
                                  (APPROXIMATE)

                BEAR STEARNS ASSET BACKED SECURITIES TRUST 2005-1
                                     ISSUER

                    ASSET-BACKED CERTIFICATES, SERIES 2005-1

                            EMC MORTGAGE CORPORATION
                           SELLER AND MASTER SERVICER

                   BEAR STEARNS ASSET BACKED SECURITIES I LLC
                                    DEPOSITOR

      ____________________________________________________________________



Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated February 14, 2005.

1 The definition of "Stepdown Date" on pages S-70 and S-71 of the prospectus supplement is hereby deleted in its entirety and replaced with the following:

                "Stepdown Date" means the later to occur of

                    o    the distribution date occurring in February 2008 and

                    o the first distribution date for which the aggregate certificate principal balance of the subordinated certificates plus the Overcollateralized Amount for such distribution date divided by the sum of the Stated Principal Balances of the mortgage loans as of the end of the related Due Period is greater than or equal to approximately 44.70%.

2. The table set forth on page A-5 of the prospectus supplement, under the heading "Occupancy Status of Mortgaged Properties in Total Portfolio", is hereby deleted in its entirety and replaced with the following:


                   OCCUPANCY STATUS OF MORTGAGED PROPERTIES IN TOTAL PORTFOLIO*

                                                  AGGGREGATE SCHEDULED
                                  NUMBER OF         PRINCIPAL BALANCE            % OF
                                  MORTGAGE          OUTSTANDING AS OF           MORTGAGE
        OCCUPANCY STATUS            LOANS              CUT-OFF DATE               POOL
        ----------------          ---------       ---------------------         --------
        Investor                      512            $   61,663,967              15.63 %
        Owner Occupied              2,895               322,380,820              81.69
        Second Home                   120                10,604,343               2.69
                                  ------------------------------------------------------
           Total                    3,527            $  394,649,130             100.00 %
                                  ======================================================

        *Based upon representations of the related mortgagors at the time of origination.



                            BEAR, STEARNS & CO. INC.


Until 90 days after the date of this Supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus Supplement and Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus Supplement and Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.